Exhibit 10.1

THE MARCUS CORPORATION

2004 EQUITY AND INCENTIVE AWARDS PLAN

DIRECTOR STOCK OPTION AWARD

[Name]

[Address]

Dear [Name]:

You have been granted an option (this “Option”) to purchase shares of common stock of The Marcus Corporation (the “Company”) under The Marcus Corporation 2004 Equity and Incentive Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 20___

Type of Option:	Nonqualified

Number of Option Shares:	__________

Exercise Price per Share:	$__________

Termination Date:	This Option will terminate upon the close of business at the Company headquarters on the earlier of:

	•	The tenth (10th) anniversary of the Grant Date, or

	•	One hundred and eighty (180) days after you cease serving on the Board of Directors for any reason (such earlier date, the “Termination Date”).

Manner of Exercise:

You may exercise this Option in whole or part at any time until the Termination Date. During your lifetime, only you (or your legal representative in the event of your disability) may exercise this Option. If someone else wants to exercise this Option after your death, that person must contact the Secretary of the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

To exercise this Option, you must provide notice to the Secretary of the Company on such form as the Secretary prescribes. Your notice must be accompanied by payment of the exercise price: (1) in cash; (2) by check or money order made payable to the Company; (3) by delivering previously owned Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (which will be valued at their Fair Market Value on the date of exercise) that have been held for at least six (6) months or purchased on the open market; or (4) any combination of the foregoing.

Your ability to exercise this Option may be restricted by the Company if required by applicable law.
Transferability:

You may not transfer or assign this Option for any reason, other than under your will or as required by intestate laws, unless otherwise permitted by the Committee. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies (including, without limitation, the Company’s insider trading policy) or an agreement between the Company and its underwriters prohibit a sale.

Optionee Rights:

You are not considered a Company shareholder until you exercise this Option and receive a certificate for the Shares. The grant of this Option does not confer on you any right to continue in service as a director with the Company. The Board of Directors or the Company’s shareholders may terminate your status as a director consistent with the Company’s Articles of Incorporation and Bylaws.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), including the Company’s initial public offering, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Option without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days. In addition, if required by underwriters for the Company, you agree to enter into a lock-up agreement with respect to any Shares acquired or to be acquired under this Option.

Board and Committee Authority:

By accepting this Option, you agree (including on behalf of your legal representatives or beneficiaries) that the Plan and this Option are subject to discretionary interpretation by the Committee and that any such interpretation is final, binding and conclusive on all parties. In addition, the Board of Directors may modify, amend or extend this Option at any time and for any reason provided that no modification, extension or renewal will alter, impair or adversely affect this Option without your written consent, except as otherwise provided in the Plan.

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Other:

The failure of the Company to enforce any provision of this Option at any time shall in no way constitute a waiver of such provision or of any other provision hereof. In the event any provision of this Option is held illegal, unenforceable or invalid for any reason, such illegality, unenforceability or invalidity shall not affect the legality, enforceability or validity of the remaining provisions of this Option, and this Option shall be construed and enforced as if the illegal, unenforceable or invalid provision had not been included in this Option. This Option shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.

BY ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE THAT YOU HAVE READ THIS DOCUMENT AND THE PLAN, AND YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

THE MARCUS CORPORATION

By:		Director
Title:

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